EXHIBIT 99

                                              [ThermoGenesis Corp. Logo omitted]


                   THERMOGENESIS CORP. RETAINS MATTHEW PLAVAN,
                           NEW CHIEF FINANCIAL OFFICER

RANCHO CORDOVA, California (May 5, 2005) -- THERMOGENESIS CORP. (Nasdaq: KOOL) today announced that Mr. Matthew Plavan has been appointed as the Company's new Chief Financial Officer, reporting directly to Kevin Simpson, the Company's President and Chief Operating Officer. Mr. Plavan succeeds Mrs. Renee Ruecker, who sought reduced working hours for family reasons and who will become Director of SEC Reporting, a new position created to accommodate the Sarbanes Oxley compliance requirements.

     Mr. Plavan comes to ThermoGenesis from his most recent position as Chief Financial Officer of StrionAir, Inc., an air purification product development and marketing company where he was instrumental in supporting the launch of the company by raising $16 million of private equity financing as well as helping to position its technology to become the new standard in high-efficiency commercial air filtration.

     Previously, Mr. Plavan served in key financial and operating leadership roles within McKesson and McKesson-acquired companies, including most recently the Vice President of Finance for a $300 million division, iMcKesson. Mr. Plavan gained valuable general management experience spearheading the turn-around effort which repositioned the Company's Disease State Management division for substantial year-over-year revenue growth and profitability. For three years as the Senior Director of Investor Relations and International Corporate Development at Access Health, Inc. (before being acquired by McKesson in 1998), Mr. Plavan oversaw the day-to-day investor relations affairs and reporting while growing the Company's sell-side research coverage from three to over a dozen top-tier investment bank research analysts and played a key role in supporting the due diligence for three acquisitions ranging from $130 million to $1.1 billion.

     Mr. Plavan, who grew up in Sacramento, began his career with Ernst & Young LLP, where he was an audit manager in the high-technology practice overseeing audits and providing accounting consulting services for a number of publicly held audit clients. Mr. Plavan has been a California CPA since 1992.

     Mr. Simpson announced "We are very excited to have Matt on board and to leverage his 17 years of financial, accounting and operations experience from various healthcare and manufacturing companies." Simpson noted that, "Matt has performed with excellence in a number of key executive roles within industry relevant companies such as McKesson Health Solutions and has gained valuable leadership experience with these companies during periods of exceptional and sustained growth."

     Mr. Simpson further commented, "We would like to thank Renee for her tireless dedication and exceptional service as Vice President, Finance and then CFO over these past 8 years. We are fortunate that Renee will be staying with the Company to become the Director of SEC Reporting, a position created to assist the Company with adhering to the recently imposed Sarbanes Oxley reporting requirements."



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About THERMOGENESIS CORP.
-------------------------
THERMOGENESIS CORP. is a leader in enabling technologies for cell therapeutics. The Company's technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive(R) System as a critical enabling technology for cryogenic archiving of stem cells for transplant, while its CryoSeal(R) FS System is used to prepare hemostatic and adhesive surgical sealants from the patient's blood in about an hour. THERMOGENESIS CORP. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:

                               THERMOGENESIS CORP.
                          Kevin Simpson: (916) 858-5100
                 or visit the web site at www.thermogenesis.com